Exhibit 5.1

Hogan Lovells Cadwalader US LLP 100 International Drive Suite 2000 Baltimore, MD 21202

T: +1 410 659 2700
F: +1 410 659 2701
www.hlc.com

July 10, 2026

Board of Directors

Tevogen Bio Holdings Inc.

15 Independence Boulevard, Suite #210

Warren, New Jersey 07059

To the addressee referred to above:

We are acting as counsel to Tevogen Bio Holdings Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed offering of up to 2,201,037 shares of common stock, par value $0.0001 per share (“Common Stock”), of the Company (the “Shares”), which Shares are all issuable under the Tevogen Bio Holdings Inc. 2024 Omnibus Incentive Plan (the “Plan”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares pursuant to the terms of the Plan, and (iii) receipt by the Company of the consideration for the Shares specified in the applicable resolutions of the Board of Directors of the Company (or a duly authorized committee thereof), the Plan, and the applicable award agreements thereunder, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

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We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells Cadwalader US LLP

Hogan Lovells Cadwalader US LLP